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                                                                   Exhibit 10.15

                            YOUNG AMERICA CORPORATION
                   1997 MANAGEMENT RECOGNITION, TRANSITION AND
                                EQUITY BONUS PLAN

      1. Establishment. On November 25, 1997, the Board of Directors ("Board") of Young America Corporation, a Minnesota corporation ("Company"), approved this 1997 Management Recognition, Transition and Equity Bonus Plan ("Plan") for the officers and certain key management employees as described herein. This Plan shall be effective as of the Closing Date (as defined below).

      2. Purpose. The purpose of this Plan is to advance the interests of the Company and its stockholders by recognizing the valuable contribution made by the officers and key management employees, facilitating the anticipated sale of certain of the Company's shares by its current stockholders and facilitating the anticipated purchase of equity in the Company by certain members of the senior management of the Company. The Board expects the Plan to stimulate the efforts of such officers and employees during the transition in stock ownership, encourage such officers and employees to remain with the Company during the transition, facilitate such equity purchase and contribute to the continued success and growth of the business of the Company.

      3. Definitions. When the following terms are used herein, they shall have the following meanings:

            "Applicable Release Effective Date" means: (i) with respect to any Participant age forty (40) or over on the Closing Date, the date which is seventeen (17) days after the date the Participant executes and delivers the Agreement and Release; provided that any such Participant may not execute and deliver the Agreement and Release until at least twenty-one (21) days after it has first been presented to such Participant for consideration; and (ii) with respect to any Participant under age forty (40) on the Closing Date, the date which is seventeen (17) days after the date such Participant executes and delivers the Agreement and Release.

            "Base Salary" means the annual base salary of the Participant as of October 7, 1997 and as reflected on Exhibit A opposite the Participant's name under the column entitled "Annual Base Salary".

            "Cause" means: (i) repeated neglect by the Participant of any of his or her duties or his or her repeated failure, refusal or omission to carry out lawful and reasonable orders, duties and responsibilities or comply with the Company's employment policies and practices which, in the reasonable judgment of the Company,
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are not cured within ten (10) days after the Participant's receipt of written notice thereof from the Company; (ii) any act or acts of personal dishonesty by the Participant which result in the personal enrichment of the Participant at the expense of the Company; (iii) any willful and deliberate misconduct that is injurious to the Company; or (iv) any criminal indictment, presentment, charge, conviction or plea of guilty or nolo contendere of the Participant for a felony crime, whether or not the Company is the victim of such offense.

            "Certificate" means the Certificate attached hereto as Exhibit D.

            "Closing Date" means the date on which the shareholders of the Company sell or have redeemed substantially all of their capital stock of the Company pursuant to that certain Recapitalization Agreement ("Recapitalization Agreement") dated on or about November 25, 1997 by and between Young America Corporation, Jay F. Ecklund, the John F. Ecklund 1995 Irrevocable Trust, the Sheldon McKensie Ecklund 1995 Irrevocable Trust, the John F. Ecklund 1997 Irrevocable Trust, the Sheldon McKensie Ecklund 1997 Irrevocable Trust, the Jay
F. Ecklund 1997 Irrevocable Annuity Trust and BT Capital Partners, Inc.

            "Disability" means a physical or mental condition by reason of an injury, illness, disease or other condition which causes the Participant to fail to render his or her normal, material services to the Company for a period of ninety (90) days during any one hundred eighty (180) day period. The existence or nonexistence of the Participant's Disability will be determined in good faith by the Board in its sole and absolute discretion. For purposes of this Plan, a Disability shall be deemed to have occurred as of the first day of such 180-day period.

            "Good Reason" shall mean the occurrence of any of the following events (except for the occurrence of such an event in connection with the termination or reassignment of the Participant's employment by the Company (i) for Cause, (ii) due to the Participant's Disability, or (iii) due to the Participant's death):

            (a) A material adverse change in the Participant's status or position including a material diminution in his/her duties or responsibilities which are held by the Participant immediately prior to the Closing Date;

            (b) A reduction of more than ten percent (10%) in the Participant's Base Salary;

            (c) A requirement that the Participant relocate to a principal place of business that is more than 75 miles from the location of the Participant's principal office immediately prior to the Closing Date; or
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            (d) The failure by the Company to provide employee benefit plans, programs, policies and practices (including, without limitation, retirement plans and medical, dental, life and disability insurance coverage) to the Participant and the Participant's family and dependents (if applicable) that provide substantially similar benefits, in terms of aggregate monetary value, to the Participant and the Participant's family and dependents (if applicable) as the benefits provided by those plans, programs, policies and practices in effect immediately prior to the Closing Date, unless all management personnel similarly situated are likewise affected.

            "Participant" means only a person specifically named on Exhibit A.

            "Performance Period" means the period of time from and including the Closing Date to 12-months thereafter.

            "Retirement" means the date the Participant voluntarily terminates his or her employment with the Company at or after age sixty-two (62) with the approval of the Board.

            "Senior Manager" means only a person specifically named on Exhibit
B.

      4. Cash Bonuses, Time of Payments, Written Agreement.

      4.1. Cash Bonuses.

            (i) The Company will pay to each Participant a cash bonus ("Recognition Bonus") in the amount set forth on Exhibit A opposite the Participant's name under the column entitled "Recognition Bonus" in two (2) equal installments as set forth in Section 4.2; provided that the Participant remains a full-time employee of the Company in good standing and meets all of the requirements set forth in this Plan as of the payment dates specified in
Section 4.2. Notwithstanding the foregoing sentence, the Participant will remain eligible for the Recognition Bonus if, prior to the payment dates provided in
Section 4.2, the Participant is terminated without Cause or terminates his or her employment for Good Reason pursuant to Section 5.3.

            (ii) The Company will pay to each Senior Manager a cash bonus ("Equity Bonus") in the amount set forth on Exhibit B opposite the Senior Manager's name under the column entitled "Equity Bonus" in one installment on the Closing Date; provided that (a) the Senior Manager remains a full-time employee of the Company in good standing and meets all of the requirements set forth in this Plan as of the Closing Date; (b) the Senior Manager invests all of the Equity Bonus, net of all applicable withholding, in the purchase of common stock of the Company on the Closing Date; and (c) the Senior Manager executes and delivers to the Company the Certificate on or before the Closing Date..
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Hereinafter, the Recognition Bonus and the Equity Bonus shall be referred to collectively as the "Cash Bonuses."

      4.2. Time of Payments.

            (i) Subject to Section 4.1, Section 5 and Section 6.3, the Company shall pay the Recognition Bonus in cash as follows: (a) one-third of the Recognition Bonus shall be paid on the Closing Date; and (b) two-thirds of the Recognitition Bonus shall be paid to the Participant on the Participant's Applicable Release Effective Date.

            (ii) Subject to Section 4.1, Section 5 and Section 6.3, the Company shall pay the Equity Bonus in cash on the Closing Date.

      4.3. Written Documents. Notwithstanding any language in this Plan to the contrary, (a) before becoming eligible to receive the two-thirds of the Recognition Bonus referred to in Section 4.2(i)(b), a Participant must execute and deliver to the Company a notarized copy of the "Agreement and Release" attached to this Plan as Exhibit C, and (b) before becoming eligible to receive an Equity Bonus, a Senior Manager must execute and deliver the Certificate. The Company's obligation to pay the second installment of the Recognition Bonus and the Equity Bonus is conditioned upon the Participant's delivery of an executed, notarized copy of such Agreement and Release or the Certificate, as the case may be. Failure of an employee to abide by this Section 4.3 shall result in the complete forfeiture of any putative rights of said employee under this Plan with respect to the benefit described in Section 4.2(i)(b) or Section 4.2(ii), as the case may be.

      4.4. Offset Right. The Company shall have the right, in addition to any other remedy available at law or equity, to offset the amount of any loss, cost, damage, liability or expense (including reasonable attorney's fees and expenses) suffered or incurred by the Company or the Selling Stockholders in connection with a breach of the representations, warranties and covenants made by the Participant in the Agreement and Release against any Cash Bonuses payable hereunder.

      5. Termination of Employment.

      5.1. Voluntary Termination. Nothing in this Plan shall prevent the Participant from terminating his or her employment relationship at any time, for any reason, or for no reason, except as otherwise provided by a written employment agreement in effect between the Participant and the Company, in which case such agreement shall govern; provided, a Participant who voluntarily terminates his or her employment without Good Reason shall not receive any Recognition Bonus for which he or she is otherwise eligible which is payable after the date of such termination.
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      5.2. Termination for Cause; Death; Disability.

            (i) From and after the Closing Date and during the term of this Plan, the Company shall have the right to terminate the Participant's employment for Cause, by written notice to the Participant, specifying the basis for such termination. This provision shall not, however, supersede the provisions of any written employment agreement in effect between the Participant and the Company at the time of any such termination by the Company.

            (ii) In the event the Company terminates a Participant for Cause pursuant to this Section 5.2, or in the event the Participant's employment is terminated due to the Participant's death or Disability, and notwithstanding anything to the contrary in this Plan, the Participant shall immediately cease to be an eligible Participant under this Plan and shall not be entitled to receive the Recognition Bonus installment described in Section 4.2(i)(b) which is payable after the date of such termination, death or Disability.

      5.3. Termination Without Cause or for Good Reason. From and after the Closing Date and during the term of this Plan, the Company shall have the right to terminate the Participant's employment immediately without Cause, at any time. Upon the occurrence of such a termination without Cause, or upon the voluntary termination of the Participant's employment by such Participant for Good Reason, such Participant shall be entitled to receive the benefits provided in Sectionu5.4. Such Participant shall evidence a voluntary termination for Good Reason by written notice to the Company given within ten (10) days after the date of the occurrence of the event that constitutes Good Reason. Such notice shall identify the Participant and set forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason. Any notice given by the Participant pursuant to this Section 5.3 shall be effective ten
(10) days after the date it is given by the Participant.

      5.4. Benefits Upon Termination Under Section 5.3.

            (i) In the event of the termination of the Participant's employment pursuant to Section 5.3, the Company shall pay to the Participant his or her remaining Recognition Bonus installment under the terms and conditions of this Plan as if the Participant remained an employee in good standing with the Company. Such installment shall continue to be subject to any applicable payroll or other taxes required by law to be withheld as provided in Section 6.3 and to the Company's offset rights as provided in Section 4.4.

            (ii) Any terminated Participant shall not be required to mitigate the amount of any payment provided for in this Section 5.4 by seeking other employment or otherwise. The amount of any payment provided in this Section 5.4 shall not be

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reduced by any compensation earned by any terminated Participant as a result of any employment by another employer.

      6. Bonus Payments and Tax Issues.

      6.1. Cash Bonuses - Time and Form of Payments. Each installment of the Participant's Cash Bonuses shall be paid to the Participant in a lump sum cash payment, net of all applicable withholdings, on the due date identified in
Section 4.2.

      6.2. Nontransferability. Participants and beneficiaries shall not have the right to assign, transfer, encumber or otherwise anticipate or dispose of the payments to be made or their rights under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary, without the Board's prior written consent, which may be withheld or granted in its sole and absolute discretion.

      6.3. Tax Withholding. In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Board may establish such policies as it deems appropriate with respect to such laws and regulations, including without limitation, the establishment of policies to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.

      7. Administration.

            (i) The Board shall have the sole and absolute discretion to administer this Plan and interpret and apply any of the provisions of this Plan.

            (ii) The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

      8. Miscellaneous.

      8.1. Effective Date. This Plan shall be deemed effective as of the Closing Date and is contingent upon a successful closing of the transactions contemplated by the Recapitalization Agreement. In the event such transactions have not been consummated on or before December 31, 1997, or if the Recapitalization Agreement is terminated, this Plan shall automatically terminate and be of no further force and effect.

      8.2. Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in
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any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

      8.3. Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

      8.4. Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without Cause, any Participant's employment at any time. This Plan shall not replace any written employment agreement or any written change in control agreement between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant's compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

      8.5. No Trust or Fund Created. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and the Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

      8.6. Governing Law. The validity, construction and effect of the Plan or any payment payable under the Plan shall be determined in accordance with the laws of the State of Minnesota, without giving regard to the choice of law provisions thereof.

      8.7. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.
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      8.8. Confidential Arbitration. The Company believes that for many business disputes, there is a less expensive, more effective method of resolution than the traditional lawsuit. Accordingly, the alternate dispute resolution procedures set forth in this Section 8.8 shall apply to resolve any disputes that may arise regarding the Plan.

            (a) The Company, the Board and the relevant Participant will attempt in good faith to resolve any and all controversies or claims arising out of or relating to this Plan promptly by negotiations between the parties.

            (b) If the matter has not been resolved within thirty (30) days of the date written notice of the dispute is first given to the parties, the parties will attempt in good faith to resolve the controversy or claim by mediation administered by the American Arbitration Association ("AAA") under its commercial mediation rules.

            (c) If the matter has not been resolved pursuant to the aforesaid mediation procedure within sixty (60) days of the commencement of such procedure, such matter shall be resolved by binding arbitration in accordance with the terms and conditions of this Section 8.8.

                  (i) This agreement to arbitrate shall continue in full force and effect despite the expiration, rescission, or termination of this Plan. All arbitration shall be undertaken pursuant to the Federal Arbitration Act. The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge or jury. The arbitrator shall apply the law of the State of Minnesota and the arbitration shall be held in Minneapolis, Minnesota. Judgement upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

                  (ii) Any party may demand arbitration by sending written notice to the other party. The arbitration and the selection of the arbitrator shall be conducted in accordance with such rules as may be agreed upon by the parties, or, failing agreement within thirty (30) days after arbitration is demanded, under the commercial arbitration rules of the AAA, as such rules may be modified by this Plan. Unless the parties agree otherwise, document discovery and/or interrogatories shall be limited to directly relevant documents concerning the Participant. The scope of informational depositions shall be limited to information directly relevant to the Participant. Responses or objections to a document request shall be served twenty (20) days after receipt of the request. The arbitrator shall resolve any discovery disputes.

                  (iii) The arbitrator(s) shall have the authority to award actual money damages (with interest on unpaid amounts from the date due), temporary injunctive relief, and reasonable attorney's fees and expenses, but the arbitrator(s) shall not have the authority to award exemplary or punitive damages, and the parties expressly waive any claimed right to such damages. The arbitration shall be of each party's individual claims only, and no claim of any other party shall be subject to
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arbitration in such proceeding. The costs of arbitration shall be borne by the parties in accordance with the award of the arbitrator. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorney's fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the parties and the arbitrator agree to maintain as confidential all information, documents and other data of any kind or nature whatsoever obtained during the arbitration process, including the fact that such arbitration is being undertaken and the final award of the arbitrator.

            (d) All deadlines specified in this Section 8.8 may be extended by mutual written agreement of the parties.

            (e) The procedures specified in this Section 8.8 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Plan.

      8.9. Notice. All notices, requests, demands, and all other communications required or permitted by any party of the Plan to another party of the Plan (including, without limitation, any notice of termination of employment) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at (i) in the case of the Participant, the address included in the Participant's signed, notarized copy of the Agreement and Release, or (ii) in the event a Participant does not returned a signed, notarized copy of Exhibit B, the address of said person as reflected in the Participant's W-4 form on file with the Company, or (iii) in the case of the Company, directed to the attention of the Board at the Company's Young America, Minnesota headquarters. A party hereto may change its address for purposes of this Section 8.9 by giving fifteen (15) days' prior written notice to the other party.
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            IN WITNESS WHEREOF, the undersigned, the secretary of the Company, certifies that this Plan was adopted and approved by the Board on November 25, 1997.

                                          YOUNG AMERICA CORPORATION


                                          By
                                            -----------------------------
                                                Thomas O. Moe, Secretary